EXHIBIT 23.1

CONSENT OF AUDITOR

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120275, 333-126310, 333-130391 and 333-142150 on Form S-3 of Galaxy Energy Corporation (“Galaxy”) of our report dated March 14, 2007, except for the period from inception (June 18, 2002) to November 30, 2006, for which the date is November 12, 2007, relating to our audit of the consolidated financial statements, included in and incorporated by reference in the amended Annual Report on Form 10-K of Galaxy for the year ended November 30, 2006.

/s/ HEIN & ASSOCIATES LLP

HEIN& ASSOCIATES LLP

Denver, Colorado
November 30, 2007